PRICING SUPPLEMENT dated July 2, 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Product Supplement No. WF-2 dated May 20, 2025)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303

Barclays Bank PLC Global Medium-Term Notes, Series A

$1,233,000 Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

■	Linked to the lowest performing of the common stock of Applied Materials, Inc., the common stock of Monolithic Power Systems, Inc. and the common stock of ON Semiconductor Corporation (each referred to as an “Underlying Stock”)
■	Unlike ordinary debt securities, the notes do not pay interest and are subject to potential automatic call upon the terms described below. Whether the notes are automatically called for a fixed call premium will depend on the stock closing price of the lowest performing Underlying Stock on the relevant call date. The lowest performing Underlying Stock on any call date is the Underlying Stock that has the lowest performance factor on that call date, calculated for each Underlying Stock as the stock closing price of that Underlying Stock on that call date divided by its starting price.
■	Automatic Call. If the stock closing price of the lowest performing Underlying Stock on any call date (occurring monthly, beginning after approximately one year and ending at stated maturity) is greater than or equal to its starting price, the notes will be automatically called for the principal amount plus the call premium applicable to the relevant call date. The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of approximately 11.80% per annum. Please see “Terms of the Securities—Call Dates and Call Premiums” below for the call dates and call premiums.
■	Maturity Payment Amount. If the notes are not automatically called, you will receive the principal amount at stated maturity but you will not receive any positive return on your investment.
■	Repayment of principal at maturity regardless of Underlying Stock performance (subject to issuer credit risk)
■	Any positive return on the notes will be limited to the applicable call premium, even if the stock closing price of the lowest performing Underlying Stock on the applicable call date significantly exceeds its starting price. You will not participate in any appreciation of any Underlying Stock.
■	Your return on the notes will depend solely on the performance of the Underlying Stock that is the lowest performing Underlying Stock on each call date. You will not benefit in any way from the performance of the better performing Underlying Stocks. Therefore, you will be adversely affected if any Underlying Stock performs poorly, even if the other Underlying Stocks perform favorably.
■	Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-7 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Notes” on page PS-5 of this pricing supplement. The notes will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025 and the product supplement no. WF-2 dated May 20, 2025, as supplemented or superseded by this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PS-11 herein, “Risk Factors” beginning on page PS-3 of the product supplement and “Risk Factors” beginning on page S-9 of the prospectus supplement.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-7 of this pricing supplement.

	Original Offering Price(1)	Agent Discount(2), (3)	Proceeds to Barclays Bank PLC
Per Note	$1,000.00	$33.25	$966.75
Total	$1,233,000.00	$40,997.25	$1,192,002.75
(1)	Our estimated value of the notes on the pricing date, based on our internal pricing models, is $947.80 per note. The estimated value is less than the original offering price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-6 of this pricing supplement.

(2)	Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. are the agents for the distribution of the notes and are acting as principal. The agent will receive an underwriting discount of $33.25 per note. Barclays Capital Inc. will sell the notes to WFS at the original offering price of the notes less a concession of $33.25 per note. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per note. In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA. See “Terms of the Notes—Supplemental Plan of Distribution” in this pricing supplement for further information.

(3)	In respect of certain notes sold in this offering, Barclays Capital Inc. may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities	Barclays Capital Inc.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Terms of the Notes

Issuer:	Barclays Bank PLC
The common stock of Applied Materials, Inc. (the “AMAT Stock”), the common stock of Monolithic Power Systems, Inc. (the “MPWR Stock”) and the common stock of ON Semiconductor Corporation (the “ON Stock”) (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”). We refer to the issuers of the Market Measures as the “Underlying Stock Issuers.”
Market Measures[1]:	Market Measure	Bloomberg Ticker Symbol	Starting Price(a)
	AMAT Stock	AMAT UW <Equity>	$603.04
	MPWR Stock	MPWR UW <Equity>	$1,288.16
	ON Stock	ON UW <Equity>	$91.22
(a) With respect to each Underlying Stock, the stock closing price of that Underlying Stock on the pricing date
Pricing Date:	July 2, 2026
Issue Date:	July 8, 2026
Stated Maturity Date[2]:	July 8, 2031
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Automatic Call:

If the stock closing price of the lowest performing Underlying Stock on any call date is greater than or equal to its starting price, the notes will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per note in U.S. dollars equal to the principal amount plus the call premium applicable to the relevant call date.

Any positive return on the notes will be limited to the applicable call premium, even if the stock closing price of the lowest performing Underlying Stock on the applicable call date significantly exceeds its starting price. You will not participate in any appreciation of any Underlying Stock.

If the notes are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the notes after that call settlement date. You will not receive any notice from us if the notes are automatically called.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

The call premium applicable to each call date is a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of approximately 11.80% per annum.

The call premium and payment per note upon an automatic call that are applicable to each call date are specified in the table below.

	Call Date	Call Premium	Payment per Note upon an Automatic Call
	July 8, 2027	11.800% of the principal amount	$1,118.00
	August 9, 2027	12.783% of the principal amount	$1,127.83
	September 8, 2027	13.767% of the principal amount	$1,137.67
	October 8, 2027	14.750% of the principal amount	$1,147.50
	November 8, 2027	15.733% of the principal amount	$1,157.33
	December 8, 2027	16.717% of the principal amount	$1,167.17
	January 10, 2028	17.700% of the principal amount	$1,177.00
	February 8, 2028	18.683% of the principal amount	$1,186.83
	March 8, 2028	19.667% of the principal amount	$1,196.67
	April 10, 2028	20.650% of the principal amount	$1,206.50
	May 8, 2028	21.633% of the principal amount	$1,216.33
	June 8, 2028	22.617% of the principal amount	$1,226.17
	July 10, 2028	23.600% of the principal amount	$1,236.00
	August 8, 2028	24.583% of the principal amount	$1,245.83
	September 8, 2028	25.567% of the principal amount	$1,255.67
	October 9, 2028	26.550% of the principal amount	$1,265.50
	November 8, 2028	27.533% of the principal amount	$1,275.33
	December 8, 2028	28.517% of the principal amount	$1,285.17
	January 8, 2029	29.500% of the principal amount	$1,295.00
	February 8, 2029	30.483% of the principal amount	$1,304.83
	March 8, 2029	31.467% of the principal amount	$1,314.67
Call Dates and Call Premiums[2]:	April 9, 2029	32.450% of the principal amount	$1,324.50
	May 8, 2029	33.433% of the principal amount	$1,334.33
	June 8, 2029	34.417% of the principal amount	$1,344.17
	July 9, 2029	35.400% of the principal amount	$1,354.00
	August 8, 2029	36.383% of the principal amount	$1,363.83
	September 10, 2029	37.367% of the principal amount	$1,373.67
	October 8, 2029	38.350% of the principal amount	$1,383.50
	November 8, 2029	39.333% of the principal amount	$1,393.33
	December 10, 2029	40.317% of the principal amount	$1,403.17
	January 8, 2030	41.300% of the principal amount	$1,413.00
	February 8, 2030	42.283% of the principal amount	$1,422.83
	March 8, 2030	43.267% of the principal amount	$1,432.67
	April 8, 2030	44.250% of the principal amount	$1,442.50
	May 8, 2030	45.233% of the principal amount	$1,452.33
	June 10, 2030	46.217% of the principal amount	$1,462.17
	July 8, 2030	47.200% of the principal amount	$1,472.00
	August 8, 2030	48.183% of the principal amount	$1,481.83
	September 9, 2030	49.167% of the principal amount	$1,491.67
	October 8, 2030	50.150% of the principal amount	$1,501.50
	November 8, 2030	51.133% of the principal amount	$1,511.33
	December 9, 2030	52.117% of the principal amount	$1,521.17
	January 8, 2031	53.100% of the principal amount	$1,531.00
	February 10, 2031	54.083% of the principal amount	$1,540.83
	March 10, 2031	55.067% of the principal amount	$1,550.67
	April 8, 2031	56.050% of the principal amount	$1,560.50
	May 8, 2031	57.033% of the principal amount	$1,570.33
	June 9, 2031	58.017% of the principal amount	$1,580.17
	July 2, 2031*	59.000% of the principal amount	$1,590.00
* We refer to July 2, 2031 as the “final calculation day.”

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Call Settlement Date:	Three business days after the applicable call date; provided that the call settlement date for the last call date, the final calculation day, is the stated maturity date
Maturity Payment Amount:

If the notes are not automatically called, you will be entitled to receive on the stated maturity date a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal $1,000.

If the notes are not automatically called, you will not receive any positive return on the notes.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes.

Lowest Performing Underlying Stock:	For any call date, the “lowest performing Underlying Stock” will be the Underlying Stock with the lowest performance factor on that call date.
Performance Factor:	With respect to an Underlying Stock on any call date, its stock closing price on that call date divided by its starting price
Stock Closing Price[1]:	With respect to each Underlying Stock, “stock closing price” has the meaning set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Underlying Stock—Certain Definitions” in the product supplement. The stock closing price of each Underlying Stock is subject to adjustment through the adjustment factor as described in the product supplement.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product supplement, provided that terms used in this pricing supplement, but not defined herein or in the product supplement, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the notes, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	06749HT88/ US06749HT886
Supplemental Plan of Distribution:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the notes. The agent will receive an underwriting discount of $33.25 per note. Barclays Capital Inc. will sell the notes to WFS at the original offering price of the notes less a concession of $33.25 per note. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per note. In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, Barclays may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the notes. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the notes conducts hedging activities for Barclays Bank PLC in connection with the notes, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the notes to you.

1 In the case of certain corporate events related to an Underlying Stock, the calculation agent may adjust the adjustment factor of that Underlying Stock if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that Underlying Stock. Upon the occurrence of certain reorganization events with respect to an Underlying Stock, the calculation agent will make adjustments to reflect the amount and type of property deliverable for one share of that Underlying Stock as a result of that reorganization event. An Underlying Stock may be replaced with another stock selected by the calculation agent upon the occurrence of certain replacement stock events. For more information, see “General Terms of the Notes—Certain Terms for Notes Linked to an Underlying Stock—Adjustment Events” in the accompanying product supplement.

2 If any call date is not a trading day with respect to any Underlying Stock, that call date for each Underlying Stock will be postponed to the next succeeding day that is a trading day with respect to each Underlying Stock. A call date will also be postponed for any Underlying Stock if a market disruption event occurs with respect to that Underlying Stock on that call date as described under “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures” in the accompanying product supplement. In addition, the stated maturity date will be postponed if that day is not a business day or if the final calculation day is postponed as described under “General Terms of the Notes—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date is a “calculation day.”

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Additional Information about the Issuer and the Notes

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these notes are a part and the product supplement no. WF-2 dated May 20, 2025. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement or product supplement, the information and terms in this pricing supplement will control. To the extent the information or terms in the product supplement are different from or inconsistent with the information or terms in the prospectus or prospectus supplement, the information and terms in the product supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Product Supplement No. WF-2 dated May 20, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006261/dp229044_424b2-wf2.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the pricing date is less than the original offering price of the notes. The difference between the original offering price of the notes and our estimated value of the notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Our estimated value on the pricing date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately five months after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the notes and/or any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or the amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You anticipate that the stock closing price of the lowest performing Underlying Stock will be greater than or equal to its starting price on one of the call dates, and you are willing and able to accept the risk that, if it is not, you will receive only the principal amount of your notes at stated maturity.

•	You are willing and able to accept the individual market risk of each Underlying Stock and you understand that poor performance by any Underlying Stock over the term of the notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlying Stocks.

•	You are willing and able to forgo participation in any appreciation of any Underlying Stock, and you understand that any return on your investment will be limited to any call premium that may be payable on the notes.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the lowest performing Underlying Stock, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underlying Stocks, nor will you have any voting rights with respect to the Underlying Stocks.

•	You are willing and able to accept the risk that the notes may be automatically called prior to stated maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to stated maturity if the notes are not automatically called.

•	You are willing and able to assume our credit risk for all payments on the notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You anticipate that the stock closing price of the lowest performing Underlying Stock will be less than its starting price on each call date, or you are unwilling or unable to accept the risk that, if it is, you will receive only the principal amount of your notes at stated maturity.

•	You are unwilling or unable to accept the individual market risk of each Underlying Stock or the risk that poor performance by any Underlying Stock over the term of the notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlying Stocks.

•	You seek exposure to any upside performance of the Underlying Stocks or you seek an investment with a return that is not limited to any call premium that may be payable on the notes.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the lowest performing Underlying Stock, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underlying Stocks.

•	You are unwilling or unable to accept the risk that the notes may be automatically called prior to stated maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to stated maturity if they are not automatically called.

•	You are unwilling or unable to assume our credit risk for all payments on the notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement and the “Risk Factors” beginning on page PS-3 of the accompanying product supplement and the “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement for risks related to an investment in the notes. For more information about the Underlying Stocks, please see the sections titled “The Common Stock of Applied Materials, Inc.,” “The Common Stock of Monolithic Power Systems, Inc.” and “The Common Stock of ON Semiconductor Corporation” below.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Determining Payment on a Call Settlement Date and at Maturity

On each call settlement date, whether the notes are automatically called for the applicable call premium will be determined based on the stock closing price of the lowest performing Underlying Stock on the related call date.

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant call date. The lowest performing Underlying Stock on any call date is the Underlying Stock that has the lowest performance factor on that call date, calculated for each Underlying Stock as the stock closing price of that Underlying Stock on that call date divided by its starting price.

Step 2: Determine if the notes are automatically called for the applicable call premium on the applicable call settlement date, based on the stock closing price of the lowest performing Underlying Stock on the relevant call date, as follows:

If the notes are not automatically called on any call date (including the final calculation day), then on the stated maturity date you will receive the maturity payment amount equal to the principal amount of your notes.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any or all of the Underlying Stocks. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” sections of the product supplement and prospectus supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating to the Notes Generally

•	You May Receive No More Than The Principal Amount Of Your Notes —If the notes are not automatically called, you will receive only the principal amount of your notes at maturity. Therefore, you may not receive a positive return on the notes and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Barclays or another issuer with a similar credit rating with the same stated maturity date.

•	Your Return Will Be Limited To The Applicable Call Premium And May Be Lower Than The Return On A Direct Investment In Any Or All Of The Underlying Stocks — You will not participate in the possible increases in the price of the lowest performing Underlying Stock through an investment in the notes. Any positive return on the notes will not exceed the applicable call premium, regardless of any increase in the price of the lowest performing Underlying Stock, which may be significant. Furthermore, if the notes are called on an earlier call date, you will receive a lower call premium than if the notes were called on a later call date, and accordingly, if the notes are called on one of the earlier call dates, you will not receive the highest potential call premium.

•	No Periodic Interest Will Be Paid On The Notes — No periodic payments of interest will be made on the notes.

•	The Notes Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stocks Perform Favorably — You are subject to the full risks of each Underlying Stock. If any Underlying Stock performs poorly, you will be negatively affected, even if the other Underlying Stocks perform favorably. The notes are not linked to a basket composed of the Underlying Stocks, where the better performance of some Underlying Stocks could offset the poor performance of others. Instead, you are subject to the full risks of whichever Underlying Stock is the lowest performing Underlying Stock on each call date. As a result, the notes are riskier than an alternative investment linked to only one of the Underlying Stocks or linked to a basket composed of each Underlying Stock. You should not invest in the notes unless you understand and are willing to accept the full downside risks of each Underlying Stock.

•	Your Return On The Notes Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks — Your return on the notes will depend solely on the performance of the Underlying Stock that is the lowest performing Underlying Stock on each call date. Although it is necessary for each Underlying Stock to close at or above its respective starting level on the relevant call date in order for you to receive a call premium, you will not benefit in any way from the performance of the better performing Underlying Stocks. The notes may underperform an alternative investment linked to a basket composed of the Underlying Stocks, since in such case the performance of the better performing Underlying Stocks would be blended with the performance of the lowest performing Underlying Stock, resulting in a better return than the return of the lowest performing Underlying Stock alone.

•	Higher Call Premium Rates Are Associated With Greater Risk — The notes offer call premiums at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential call premiums are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may not receive a call premium on any call settlement date. The volatility of the Underlying Stocks and the correlation among the Underlying Stocks are important factors affecting this risk. Volatility is a measure of the degree of variation in the prices of the Underlying Stocks over a period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. The correlation of a pair of Underlying Stocks represents a statistical measurement of the degree to which the returns of those Underlying Stocks are similar to each other over a given period in terms of timing and direction. Greater expected volatility of the Underlying Stocks or lower expected correlation among the Underlying Stocks as of the pricing date may result in higher call premiums, but it also represents a greater expected likelihood as of the pricing date that the stock closing price of at least one Underlying Stock will be less than its starting price on each call date, such that you will not receive any call premium during the term of the notes. In general, the higher the call premiums are relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive any call premium during the term of the notes and will receive only the principal amount at maturity.

•	You Will Be Subject To Reinvestment Risk — If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Underlying Stocks — The correlation of a pair of Underlying Stocks represents a statistical measurement of the degree to which the returns of those Underlying Stocks are similar to each other over a given period in terms of timing and direction. By investing in the notes, you assume the risk that the

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

returns of the Underlying Stocks will not be correlated. The less correlated the Underlying Stocks, the more likely it is that any one of the Underlying Stocks will be performing poorly at any time over the term of the notes. All that is necessary for the notes to perform poorly is for one of the Underlying Stocks to perform poorly; the performance of the better performing Underlying Stocks is not relevant to your return on the notes. It is impossible to predict what the relationship between the Underlying Stocks will be over the term of the notes. The Underlying Stocks may represent different equity markets, and those equity markets may not perform similarly over the term of the notes.

•	Any Payment On The Notes Will Be Determined Based On The Stock Closing Prices Of The Underlying Stocks On The Dates Specified — Any payment on the notes will be determined based on the stock closing prices of the Underlying Stocks on the dates specified. You will not benefit from any more favorable values of the Underlying Stocks determined at any other time.

•	Owning The Notes Is Not The Same As Owning Any Or All Of The Underlying Stocks — The return on your notes may not reflect the return you would realize if you actually owned any or all of the Underlying Stocks. For instance, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of any Underlying Stock would have.

•	No Assurance That The Investment View Implicit In The Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of any Underlying Stock will rise or fall. There can be no assurance that the price of any Underlying Stock will not close below its starting price on each call date. The price of each Underlying Stock will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying Stock. You should be willing to accept the downside risks associated with equities in general and each Underlying Stock in particular and the risk of receiving no more than the principal amount at maturity.

•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity — If you are a U.S. holder of a note, you should be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “Tax Considerations.”

Risks Relating to the Issuer

•	The Notes Are Subject To The Credit Risk Of Barclays Bank PLC — The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlying Stocks

•	There Are Risks Associated With Single Equities — The price of each Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Underlying Stock.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

•	We Cannot Control Actions By An Underlying Stock Issuer — Actions by an Underlying Stock Issuer may have an adverse effect on the price of such Underlying Stock, the stock closing price of such Underlying Stock on any call date and the value of the notes. We are not affiliated with any Underlying Stock Issuer. No Underlying Stock Issuer will be involved in the offering of the notes nor will any Underlying Stock Issuer have any obligations with respect to the notes, including any obligation to take our interests or your interests into consideration for any reason. No Underlying Stock Issuer will receive any of the proceeds of the offering of the notes nor will be responsible for, or will have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. No Underlying Stock Issuer will be involved with the administration, marketing or trading of the notes nor will have any obligations with respect to any amounts payable on the notes.

•	We And Our Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with any Underlying Stock Issuer. This pricing supplement relates only to the notes and does not relate to any Underlying Stock. The material provided in this pricing supplement concerning an Underlying Stock Issuer is derived from publicly available documents without independent verification. Neither we nor either agent has participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of the Underlying Stock Issuers. Furthermore, neither we nor either agent knows whether any Underlying Stock Issuer has disclosed all events occurring before the date of this pricing supplement, including events that could affect the accuracy or completeness of the publicly available documents referred to above. Subsequent disclosure of any event of this kind or the disclosure of or failure to disclose material future events concerning an Underlying Stock Issuer could affect the value of the notes and any payments on the notes. You, as an investor in the notes, should make your own investigation into each Underlying Stock Issuer.

•	You Have Limited Anti-dilution Protection — The calculation agent will, in its sole discretion, adjust the adjustment factor of an Underlying Stock for certain events affecting such Underlying Stock, such as stock splits and stock dividends, and certain other corporate actions involving the applicable Underlying Stock Issuer, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect an Underlying Stock. For example, the calculation agent is not required to make any adjustments to the adjustment factor of an Underlying Stock if the applicable Underlying Stock Issuer or anyone else makes a partial tender or partial exchange offer for such Underlying Stock. Consequently, this could affect the value of the notes and any payments on the notes. See “General Terms of the Notes—Certain Terms for Notes Linked to an Underlying Stock—Adjustment Events” in the accompanying product supplement for a description of the general circumstances in which the calculation agent will make adjustments to the adjustment factor of an Underlying Stock.

•	The Notes May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer — Following certain corporate events relating to an Underlying Stock, such as a stock-for-stock merger where the applicable Underlying Stock Issuer is not the surviving entity, the shares of a successor corporation to such Underlying Stock Issuer will be substituted for such Underlying Stock for all purposes of the notes. Following certain other corporate events relating to an Underlying Stock in which holders of such Underlying Stock would receive all of their consideration in cash and the surviving entity has no marketable securities outstanding or there is no surviving entity (including, but not limited to, a leveraged buyout or other going private transaction involving such Underlying Stock Issuer, or a liquidation of such Underlying Stock Issuer), the common stock of another company in the same industry group as such Underlying Stock Issuer will be substituted for such Underlying Stock for all purposes of the notes. In any such event, the equity-linked nature of the notes would be significantly altered. See “General Terms of the Notes—Certain Terms for Notes Linked to an Underlying Stock—Adjustment Events” in the accompanying product supplement for a description of the specific events that can lead to these adjustments and the procedures for selecting a replacement stock. The occurrence of such events and the consequent adjustments may materially and adversely affect the value of the notes and any payments on the notes.

•	The Historical Performance Of The Underlying Stocks Is Not An Indication Of Their Future Performance — The historical performance of the Underlying Stocks should not be taken as an indication of the future performance of the Underlying Stocks. It is impossible to predict whether the closing prices of the Underlying Stocks will fall or rise during the term of the notes, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the prices of the Underlying Stocks are not necessarily indicative of fluctuations or trends that may occur in the future.

Risks Relating to Conflicts of Interest

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of each Underlying Stock and the merits of investing in the notes.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Notes In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the notes (a “participating dealer”) may play a variety of roles in connection with the issuance of the notes, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the notes.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying Stocks. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the notes. Participating dealers may also engage in such activities that may negatively impact the value of the notes.

In addition, the role played by Barclays Capital Inc., as the agent for the notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as an incentive to sell the notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession and/or any fee that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the notes. As calculation agent, we will determine any prices of the Underlying Stocks and make any other determinations necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying product supplement and under “—Risks Relating to the Underlying Stocks” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop — The notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

•	The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the notes at issuance and their value in the secondary market. Accordingly, in addition to the prices of the Underlying Stocks on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying Stocks;

•	correlation (or lack of correlation) of the Underlying Stocks;

•	the time to maturity of the notes;

•	the market prices of, and dividend rates on, the Underlying Stocks;

•	interest and yield rates in the market generally;

•	supply and demand for the notes;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

•	The Estimated Value Of Your Notes Is Lower Than The Original Offering Price Of Your Notes — The estimated value of your notes on the pricing date is lower than the original offering price of your notes. The difference between the original offering price of your notes and the estimated value of the notes is a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

•	The Estimated Value Of Your Notes Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your notes on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

•	The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Notes And May Be Lower Than The Estimated Value Of Your Notes — The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the original offering price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Notes — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Hypothetical Examples and Returns

The payout profile, return tables and examples below illustrate hypothetical payments upon an automatic call or at stated maturity for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. Terms used for purposes of these hypothetical examples do not represent the actual starting price of any Underlying Stock. The actual amount you receive at stated maturity or upon automatic call will depend on the actual terms of the notes. You should not take these examples as an indication or assurance of the expected performance of the notes. These examples are for purposes of illustration only. The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the notes.

Call Premiums:	Call Date	Call Premium
	1st call date	11.800% of the principal amount
	2nd call date	12.783% of the principal amount
	3rd call date	13.767% of the principal amount
	4th call date	14.750% of the principal amount
	5th call date	15.733% of the principal amount
	6th call date	16.717% of the principal amount
	7th call date	17.700% of the principal amount
	8th call date	18.683% of the principal amount
	9th call date	19.667% of the principal amount
	10th call date	20.650% of the principal amount
	11th call date	21.633% of the principal amount
	12th call date	22.617% of the principal amount
	13th call date	23.600% of the principal amount
	14th call date	24.583% of the principal amount
	15th call date	25.567% of the principal amount
	16th call date	26.550% of the principal amount
	17th call date	27.533% of the principal amount
	18th call date	28.517% of the principal amount
	19th call date	29.500% of the principal amount
	20th call date	30.483% of the principal amount
	21st call date	31.467% of the principal amount
	22nd call date	32.450% of the principal amount
	23rd call date	33.433% of the principal amount
	24th call date	34.417% of the principal amount
	25th call date	35.400% of the principal amount
	26th call date	36.383% of the principal amount
	27th call date	37.367% of the principal amount
	28th call date	38.350% of the principal amount
	29th call date	39.333% of the principal amount
	30th call date	40.317% of the principal amount
	31st call date	41.300% of the principal amount
	32nd call date	42.283% of the principal amount
	33rd call date	43.267% of the principal amount
	34th call date	44.250% of the principal amount
	35th call date	45.233% of the principal amount
	36th call date	46.217% of the principal amount
	37th call date	47.200% of the principal amount
	38th call date	48.183% of the principal amount
	39th call date	49.167% of the principal amount
	40th call date	50.150% of the principal amount
	41st call date	51.133% of the principal amount
	42nd call date	52.117% of the principal amount
	43rd call date	53.100% of the principal amount
	44th call date	54.083% of the principal amount
	45th call date	55.067% of the principal amount
	46th call date	56.050% of the principal amount
	47th call date	57.033% of the principal amount
	48th call date	58.017% of the principal amount
	49th call date	59.000% of the principal amount
Hypothetical Starting Price:	For each Underlying Stock, $100.00

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

The hypothetical starting price of $100.00 for each Underlying Stock has been chosen for illustrative purposes only and does not represent the actual starting price for any Underlying Stock. The actual starting price for each Underlying Stock is set forth under “Terms of the Notes” above. For historical closing prices of the Underlying Stocks, see the historical information set forth under the sections titled “The Common Stock of Applied Materials, Inc.,” “The Common Stock of Monolithic Power Systems, Inc.” and “The Common Stock of ON Semiconductor Corporation” below. We cannot predict the stock closing price of any Underlying Stock on any day during the term of the notes, including on any call date.

Hypothetical Payout Profile*

*Not all call dates reflected; reflects only the first, twenty-fifth and final call dates for illustrative purposes only

Hypothetical Returns

If the notes are automatically called:

If the notes are automatically called, the following table illustrates, for call premiums based on a simple (non-compounding) return of approximately 11.80% per annum and each hypothetical call date on which the notes are automatically called, the hypothetical payment per note on the related call settlement date.

Hypothetical call date on which securities are automatically called	Hypothetical payment per note on related call settlement date
1st call date	$1,118.00
2nd call date	$1,127.83
3rd call date	$1,137.67
4th call date	$1,147.50
5th call date	$1,157.33
6th call date	$1,167.17
7th call date	$1,177.00
8th call date	$1,186.83
9th call date	$1,196.67

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

10th call date	$1,206.50
11th call date	$1,216.33
12th call date	$1,226.17
13th call date	$1,236.00
14th call date	$1,245.83
15th call date	$1,255.67
16th call date	$1,265.50
17th call date	$1,275.33
18th call date	$1,285.17
19th call date	$1,295.00
20th call date	$1,304.83
21st call date	$1,314.67
22nd call date	$1,324.50
23rd call date	$1,334.33
24th call date	$1,344.17
25th call date	$1,354.00
26th call date	$1,363.83
27th call date	$1,373.67
28th call date	$1,383.50
29th call date	$1,393.33
30th call date	$1,403.17
31st call date	$1,413.00
32nd call date	$1,422.83
33rd call date	$1,432.67
34th call date	$1,442.50
35th call date	$1,452.33
36th call date	$1,462.17
37th call date	$1,472.00
38th call date	$1,481.83
39th call date	$1,491.67
40th call date	$1,501.50
41st call date	$1,511.33
42nd call date	$1,521.17
43rd call date	$1,531.00
44th call date	$1,540.83
45th call date	$1,550.67
46th call date	$1,560.50
47th call date	$1,570.33
48th call date	$1,580.17
49th call date	$1,590.00

If the notes are not automatically called:

If the notes are not automatically called on any call date (including the final calculation day) (i.e., on each call date the stock closing price of the lowest performing Underlying Stock is less than its starting price), on the stated maturity date you will receive the maturity payment amount equal to $1,000.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Hypothetical Examples of Payment upon an Automatic Call or at Stated Maturity

Example 1. The stock closing price of the lowest performing Underlying Stock on the first call date is greater than or equal to its starting price. As a result, the notes are automatically called on the first call date.

	AMAT Stock	MPWR Stock	ON Stock
Hypothetical starting price:	$100.00	$100.00	$100.00
Hypothetical stock closing price on first call date:	$150.00	$140.00	$160.00
Performance factor on first call date (stock closing price on first call date divided by starting price):	150.00%	140.00%	160.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the first call date.

In this example, the MPWR Stock has the lowest performance factor on the first call date and is, therefore, the lowest performing Underlying Stock on the first call date.

Step 2: Determine the payment upon automatic call.

Because the hypothetical stock closing price of the lowest performing Underlying Stock on the first call date is greater than or equal to its hypothetical starting price, the notes are automatically called on the first call date and you will receive on the related call settlement date the principal amount of your notes plus a call premium of 11.80% of the principal amount. Even though the lowest performing Underlying Stock appreciated by 40.00% from its starting price to its stock closing price on the first call date in this example, your return is limited to the call premium of 11.80% that is applicable to that call date.

On the call settlement date, you would receive $1,118.00 per note.

Example 2. The notes are not automatically called prior to the last call date (the final calculation day). The stock closing price of the lowest performing Underlying Stock on the final calculation day is greater than or equal to its starting price. As a result, the notes are automatically called on the final calculation day.

	AMAT Stock	MPWR Stock	ON Stock
Hypothetical starting price:	$100.00	$100.00	$100.00
Hypothetical stock closing price on call dates prior to the final calculation day:	Various (at least one Underlying Stock below its starting price)
Hypothetical stock closing price on final calculation day:	$105.00	$110.00	$108.00
Performance factor on final calculation day (stock closing price on final calculation day divided by starting price):	105.00%	110.00%	108.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the final calculation day.

In this example, the AMAT Stock has the lowest performance factor on the final calculation day and is, therefore, the lowest performing Underlying Stock on the final calculation day.

Step 2: Determine the payment upon automatic call.

Because the hypothetical stock closing price of the lowest performing Underlying Stock on each call date prior to the last call date (which is the final calculation day) is less than its hypothetical starting price, the notes are not automatically called prior to the final calculation day. Because the hypothetical stock closing price of the lowest performing Underlying Stock on the final calculation day is greater than or equal to its starting price, the notes are automatically called on the final calculation day and you will receive on the related call settlement date (which is the stated maturity date) the principal amount of your notes plus a call premium of 59.00% of the principal amount.

On the call settlement date (which is the stated maturity date), you would receive $1,590.00 per note.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Example 3. The notes are not automatically called. The stock closing price of the lowest performing Underlying Stock on the final calculation day is less than its starting price, and the maturity payment amount is equal to the principal amount of your notes.

	AMAT Stock	MPWR Stock	ON Stock
Hypothetical starting price:	$100.00	$100.00	$100.00
Hypothetical stock closing price on call dates prior to the final calculation day:	Various (at least one Underlying Stock below starting price)
Hypothetical stock closing price on final calculation day:	$105.00	$120.00	$45.00
Performance factor on final calculation day (stock closing price on final calculation day divided by starting price):	105.00%	120.00%	45.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the final calculation day.

In this example, the ON Stock has the lowest performance factor and is, therefore, the lowest performing Underlying Stock on the final calculation day.

Step 2: Determine the maturity payment amount.

Because the hypothetical stock closing price of the lowest performing Underlying Stock on each call date (including the final calculation day) is less than its hypothetical starting price, the notes are not automatically called and you will receive on the stated maturity date the maturity payment amount equal to the principal amount.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the stock closing price of the lowest performing Underlying Stock declines significantly from its starting price (subject to issuer credit risk).

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Information about the Underlying Stocks

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock can be located by reference to its SEC file number provided below.

Included below is a brief description of the issuer of each Underlying Stock. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

The Common Stock of Applied Materials, Inc.

According to publicly available information, Applied Materials, Inc. is engaged in the design, development, production and servicing of wafer fabrication tools used to manufacture semiconductors. Information filed by Applied Materials, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06920. The AMAT Stock is listed on The Nasdaq Stock Market under the ticker symbol “AMAT.”

Historical Information

We obtained the closing prices of the AMAT Stock displayed in the graph below from Bloomberg Professional® service (“Bloomberg”) without independent verification. The historical performance of the AMAT Stock should not be taken as an indication of the future performance of the AMAT Stock. Future performance of the AMAT Stock may differ significantly from historical performance, and no assurance can be given as to the closing prices of the AMAT Stock during the term of the notes, including on any call date. We cannot give you assurance that the performance of the AMAT Stock will result in a payment on the notes in excess of the principal amount.

The following graph sets forth daily closing prices of the AMAT Stock for the period from January 1, 2021 to July 2, 2026. The closing price on July 2, 2026 was $603.04. The closing prices below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

The Common Stock of Monolithic Power Systems, Inc.

According to publicly available information, Monolithic Power Systems, Inc. is a semiconductor company whose product innovate proprietary technologes through system integration and packaging. Information filed by Monolithic Power Systems, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-51026. The MPWR Stock is listed on The Nasdaq Stock Market under the ticker symbol “MPWR.”

Historical Information

We obtained the closing prices of the MPWR Stock displayed in the graph below from Bloomberg without independent verification. The historical performance of the MPWR Stock should not be taken as an indication of the future performance of the MPWR Stock. Future performance of the MPWR Stock may differ significantly from historical performance, and no assurance can be given as to the closing prices of the MPWR Stock during the term of the notes, including on any call date. We cannot give you assurance that the performance of the MPWR Stock will result in a payment on the notes in excess of the principal amount.

The following graph sets forth daily closing prices of the MPWR Stock for the period from January 1, 2021 to July 2, 2026. The closing price on July 2, 2026 was $1,288.16. The closing prices below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

The Common Stock of ON Semiconductor Corporation

According to publicly available information, ON Semiconductor Corporation provides intelligent power and sensing solutions that drive electrification, energy efficiency, safety and automation in automotive, industrial and other end-markets, including AI data center. Information filed by ON Semiconductor Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-39317. The ON Stock is listed on The Nasdaq Stock Market under the ticker symbol “ON.”

Historical Information

We obtained the closing prices of the ON Stock displayed in the graph below from Bloomberg without independent verification. The historical performance of the ON Stock should not be taken as an indication of the future performance of the ON Stock. Future performance of the ON Stock may differ significantly from historical performance, and no assurance can be given as to the closing prices of the ON Stock during the term of the notes, including on any call date. We cannot give you assurance that the performance of the ON Stock will result in a payment on the notes in excess of the principal amount.

The following graph sets forth daily closing prices of the ON Stock for the period from January 1, 2021 to July 2, 2026. The closing price on July 2, 2026 was $91.22. The closing prices below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Tax Considerations

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a security relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

Assuming the treatment described above is correct, and based on current market conditions, in the opinion of our special tax counsel, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. The remainder of this discussion assumes that this treatment is correct.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax advisor concerning the application of these rules.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the payment at maturity over the face amount of the notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the notes with regard to non-U.S. holders, and we have determined to treat the notes as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

Non-U.S. holders should also discuss with their tax advisors the estate tax consequences of investing in the notes.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” for the notes is a rate of 4.94% per annum (compounded semi-annually). Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,276.34 due at maturity.

The following table states the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period based upon the comparable yield and projected payment schedule set forth above.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per note)	Total Interest Deemed to Have Accrued from Original Issue Date (per note)
July 8, 2026 through December 31, 2026	$23.74	$23.74
January 1, 2027 through December 31, 2027	$51.20	$74.94
January 1, 2028 through December 31, 2028	$53.76	$128.70
January 1, 2029 through December 31, 2029	$56.45	$185.15
January 1, 2030 through December 31, 2030	$59.27	$244.42
January 1, 2031 through July 8, 2031	$31.92	$276.34

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the notes.

Market Linked Notes—Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Applied Materials, Inc., the Common Stock of Monolithic Power Systems, Inc. and the Common Stock of ON Semiconductor Corporation due July 8, 2031

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the notes (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.